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                                                                      Exhibit 11

                             CONTROL DEVICES, INC.
                       CALCULATION OF EARNINGS PER SHARE
               (Amounts in thousands, except per share amounts)
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                                                                            Three Months Ended              Six Months Ended
Primary:                                                              June 30, 1997   June 30, 1996   June 30, 1997   June 30, 1996
                                                                      -------------   -------------   -------------   -------------
Net income applicable to common shareholders                                 $1,689          $1,130          $3,225          $1,991

Weighted average number of Common Shares outstanding:                         4,963           2,564           4,963           2,564
Weighted average number of common shares equivalents options                    108             -               111             -
                                                                       ------------    ------------    ------------    ------------
Weighted average number of common shares and equivalents options              5,071           2,564           5,074           2,564
                                                                       ============    ============    ============    ============

Earnings per share - Primary                                                  $0.33           $0.44           $0.64           $0.78



Fully Diluted:

Net income applicable to common shareholders                                 $1,689          $1,130          $3,225          $1,991

Weighted average number of common shares and equivalents options              5,071           2,564           5,074           2,564
Additional common shares issuable assuming full dilution                          4             -                 6             -
Weighted average number of common shares and equivalents options       ------------    ------------    ------------    ------------
 assuming full dilution                                                       5,075           2,564           5,080           2,564
                                                                       ============    ============    ============    ============
Earnings per share - Fully diluted                                            $0.33           $0.44           $0.63           $0.78
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